Exhibit 99.1

[Manpower Logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Chief Financial Officer
(414) 906-6305

Debenture Option Election Made by Manpower Inc.

MILWAUKEE, July 19, 2004 – Manpower Inc. (NYSE: MAN) today announced that, in the event that its Zero Coupon Convertible Debentures due August 17, 2021 are tendered for purchase, the company has formally elected to settle the transactions with cash.

Under the Indenture relating to the Debentures, each holder of the Debentures may elect to have Manpower purchase all or a portion of the Debentures as of August 17, 2004, at a purchase price of $602.77 per $1,000 of principal amount at maturity of Debentures properly tendered for purchase no later than 5:00 PM Eastern time on August 16, 2004.

As required by the Indenture, the CUSIP number of the Rule 144 Debentures is 56418H AB 6 and of the registered Debentures is 56418H AC 4. The address of the trustee and paying agent is Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York 10005. Manpower has provided Citibank, N.A. with a detailed notice and form of purchase notice that holders may use to tender their Debentures.

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About Manpower

Manpower Inc. is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at http://www.manpower.com.

MANPOWER INC.  •  P.O. BOX 2053  •  5301 N. IRONWOOD RD., MILWAUKEE, WI 53201  •  USA  •  PHONE +1.414-961-1000  •  www.manpower.com